Exhibit 99.3

THE CHILDREN’S PLACE ANNOUNCES LICENSE AGREEMENT WITH CHINA’S LARGEST CHILDREN’S APPAREL RETAILER, ZHEJIANG SEMIR GARMENT CO. LTD.

SIGNIFICANT MULTI-CHANNEL OPPORTUNITY WITH PLANS TO OPEN AT LEAST 300 POINTS OF DISTRIBUTION BY 2022

Secaucus, New Jersey – March 20, 2018 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that it has signed an exclusive license agreement for the Greater China market, covering Mainland China, Taiwan, Hong Kong and Macau, with Zhejiang Semir Garment Co. Ltd (“Semir”), parent of Balabala, China’s largest specialty children’s apparel retailer.

Jane Elfers, President and Chief Executive Officer said, “Today’s announcement unites two of the world’s largest children’s apparel retailers, both with long and outstanding track records of success. Entering the China market through this strategic partnership is a game-changer for our international business and is clearly a case where one plus one equals three.”

Ms. Elfers continued, “The young children’s apparel market is already one of the fastest growing categories in China.  It is currently estimated at $24 billion and, with China’s two child policy firmly in place, is forecasted to double by 2025. Semir, through their Balabala brand, currently operates and franchises approximately 4,400 children’s apparel stores as well as having the largest children’s apparel ecommerce business in China through their partnership with third party platforms, such as Tmall, JD and VIP.com. Over the first five years of this agreement, Semir will execute an omni-channel strategy by opening at least 300 Children’s Place locations in Greater China and operating The Children’s Place ecommerce business. This partnership is projected to generate $125 million to $150 million in retail sales in year five.”

Ms. Elfers concluded, “This partnership provides an entrée for The Children’s Place into the China market that would not otherwise be possible with any other partner. Semir’s number one position in children’s retailing in China, their strong retail, digital and operational capabilities and their extensive knowledge of the Greater China market provides The Children’s Place with instant access to prime retail locations, established relationships with a large number of franchisees, and significant local sourcing and logistics capabilities. This partnership enables us to grow in China and takes us one step closer to our goal of becoming the leading global omni-channel children’s apparel brand.”

David Xu, President of Balabala, said, “The Children’s Place will bring unique quality, fashion and value to our customers in China. The combination of our deep knowledge of the market, our strong retail experience and local sourcing capabilities with the innovative design and appeal of The Children’s Place apparel, accessories and footwear will result in unsurpassed market reach creating significant value for shareholders of both companies.”

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of February 3, 2018, the Company operated 1,014 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 190 international points of distribution open and operated by its 7 franchise partners in 19 countries.

About Zhejiang Semir Garment Co. Ltd

Semir is a leading multi-brand fashion apparel company which was founded 21 years ago and went public in 2011 on the Shenzhen Stock Exchange. They own two major brands: Semir, a leading brand in the adult casual category and Balabala, the number one children’s apparel brand in China. They operate and franchise approximately 8,400 stores in China, with revenue of $1.9 billion. The company distributes its products through company-owned stores, franchise stores and ecommerce.

Forward Looking Statement

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2017. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy which continue to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693